EXHIBIT 10.4

Execution Version

LESSOR HAS ASSIGNED OR GRANTED A SECURITY INTEREST IN THIS MASTER EQUIPMENT LEASE AND EACH SCHEDULE HERETO TO SOCIETE GENERALE, NEW YORK BRANCH, AS COLLATERAL AGENT FOR CERTAIN SECURED PARTIES.

AGREEMENT NO. 8465
CHG-MERIDIAN U.S. Finance, Ltd.
21800 Oxnard Street, Suite 410
Woodland Hills, CA 91367
Phone:  (818) 702-1800
Fax:  (818) 702-1821

MASTER EQUIPMENT LEASE

This MASTER EQUIPMENT LEASE (“Master Lease”) is effective as of October 18, 2011 (the "Effective Date"), and is by and between CHG-MERIDIAN U.S. Finance, Ltd., a California corporation (“Lessor”), having its principal office at 21800 Oxnard Street, Suite 410, Woodland Hills, CA  91367, and CDF2 Holdings, LLC, a Delaware limited liability company ("Lessee"), having its principal office at 55 Madison Avenue, Suite 300, Morristown, NJ  07960.

IN CONSIDERATION OF the mutual agreements contained in this Master Lease, the parties agree as follows:

1.      PROPERTY LEASED; TITLE:

1.1                 Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the personal property, together with all replacements, parts, repairs, additions, attachments and accessories incorporated therein (individually called a “Unit” and collectively called the “Equipment”) described in each Equipment Lease Schedule executed from time-to-time pursuant to this Master Lease and substantially in the form attached hereto as Exhibit A (each a “Schedule”).  Each Schedule shall incorporate all of the terms and conditions of this Master Lease, shall contain such additional terms as Lessee and Lessor shall agree upon, but shall not constitute a separate agreement separate and distinct from this Master Lease and any other Schedule.  In other words, each Schedule shall be incorporated into and deemed a part of this Master Lease.  In the event of a conflict between the provisions of this Master Lease and a Schedule, the provisions of the Schedule shall prevail with respect to that Schedule.

1.2                 It is expressly understood that the Equipment is, and shall at all times remain, personal property of Lessor.  Lessee shall have no right, title or interest in the Equipment except as expressly provided herein.  If Lessor supplies Lessee with labels, plates or other markings stating that the Equipment is owned by Lessor, Lessee shall attach the same in a prominent place on the Equipment in accordance with Lessor’s reasonable request.

2.      TERM; RENT:

2.1                 This Master Lease shall commence on the Effective Date and shall continue so long as any Schedule remains in effect. Each Schedule shall set forth the initial term of the Schedule (“Initial Term”), the Monthly Rent for each Unit of equipment (“Monthly Rent”), the date of the purchase by Lessor of each Unit pursuant to the applicable Sale and Leaseback Agreement between Lessor, as buyer, and Lessee, as seller (“Commencement Date”), the installation date of each Unit (“Installation Date”; which shall be the later of (i) the date of acceptance or deemed acceptance of the Unit pursuant to the Acceptance Certificate (Exhibit B) and (ii) the Commencement Date), the installation location of each Unit (“Equipment Location”), the amount of Use Tax attributable to each Unit and all other additional terms.  The Initial Term for a Schedule shall begin on the Commencement Date and shall continue thereafter for the number of months specified therein.

Lessee may terminate any Schedule at the end of any full month effective at the expiration of the Mandatory Renewal Term (as defined in the Schedule), if any, or the Initial Term (if no Mandatory Renewal Term) or any extension thereof, by giving Lessor (i) in the event Lessee elects to return the Equipment pursuant to Section 13 hereof, 180 days prior written notice, and (ii) in the event Lessee elects to renew the lease of the Equipment or to negotiate for the purchase of the Equipment from Lessor, 60 days prior written notice.  If such written notice is not given by Lessee, or if Lessee negotiates for the purchase of the Equipment from Lessor but such purchase is not closed, the Initial Term or any Mandatory Renewal Term, as applicable, shall be automatically extended thereafter on a month-to-month basis at the same Monthly Rent, until terminated by Lessor or Lessee giving the required notice as provided above and upon expiration of the applicable notice period.  Any notice of termination or renewal must relate to all the Equipment under a Permitted Sublease (as hereinafter defined) and may not be unilaterally revoked.

2.2                 Subject to the Supplemental Terms Rider to this Lease, beginning on the Commencement Date, Lessee shall accrue payment obligations to Lessor for the Monthly Rent.  Commencing on the earlier of the third calendar month following the Commencement Date or the 15th calendar month following the Effective Date, such Monthly Rent shall be payable on the 15th day of each month during the Initial Term or any extension thereof (or if that day is not a business day, the next business day thereafter).  Monthly Rent for the Equipment shall be as specified in the Schedule, and shall be payable at Lessor’s address set forth above, or at such other address as Lessor may designate in writing, without further notice or demand therefor. Whenever any payment due hereunder is not made when due, Lessee shall pay interest on such amount at the rate of two (2) percentage points (200 basis points) per annum above the implied rate of interest payable as a component of Rent, or the maximum interest rate legally permissible in the state specified in Section 29, whichever is less (“Late Payment Rate”).

2.3                 In the event any amounts are payable under Section 4.4(l)(C) or Section 4.5(l)(A)(z) or (B) of the Multiparty Agreement dated as of October 18, 2011, among Lessor, Lessee and the other parties thereto (the “Multiparty Agreement”) as a prepayment of Specified Senior Obligations (as defined in the Multiparty Agreement), such amounts shall be payable to Lessor as "Variable Rent" hereunder.  If applicable, Variable Rent corresponding to amounts payable under Section 4.4(l)(C) of the Multiparty Agreement shall be payable monthly on the 15th day of each month in which any such Variable Rent is payable under the Multiparty Agreement (or if that day is not a business day, the next business day thereafter) and Variable Rent corresponding to amounts payable under Section 4.5(l)(A)(z) or (B) of the Multiparty Agreement shall be payable in quarterly installments on the 15th day of every January, April, July and October (or if that day is not a business day, the next business day thereafter).  Variable Rent shall be applied to reduce the Rent Balance (as hereinafter defined) in inverse order of maturity.

2.4                 On the Installation Date of each Unit, Lessee shall deliver to Lessor a prepaid reserve in the amount of One Thousand Four Hundred Dollars ($1,400) per Unit (the "Prepaid Reserve") to be held by Lessor as security for Lessee's failure to make any payment of Monthly Rent or Variable Rent (such amount, a "Rent Shortfall"), or for any other payment obligations of Lessee under this Master Lease.  In the event of a Rent Shortfall, Lessor may, but shall not be required to, use, apply or retain all or any part of the Prepaid Reserve for the payment of the Rent Shortfall or for any other payment obligations of Lessee.  Lessor shall be permitted to withhold the Prepaid Reserve from payment proceeds under the applicable Sale and Leaseback Agreement.

3.      NET LEASE:

Each Schedule executed hereunder shall constitute a net lease and Lessee agrees to pay all Monthly Rent, Variable Rent and any and all monies due and payable hereunder (collectively, “Rent” and the total amount thereof as determined as of a given date, the “Rent Balance”). Other sums may include but are not limited to casualty value, late fees, tax reimbursements, and end of lease payments, etc., shall be absolute and unconditional and shall not be subject to any abatement, reduction, set-off, defense, counterclaim or recoupment (“Abatements”) whatsoever, including without limitation, Abatements due to any past, present or future claims arising under this Master Lease regardless whether an invoice has been received in a form acceptable to Lessee, any Schedule or otherwise of

Lessee against Lessor or any assignee of Lessor permitted under Section 14 hereof (each, an “Assignee”), or against the manufacturer or seller of any Unit or against any other person or entity.

4.      ACCEPTANCE:

Lessee represents and warrants that: (a) it or a Permitted Sublessee (as defined in Section 15) has selected each Unit based on such party’s own judgment and expressly disclaims any reliance upon statements made by Lessor, and (b) as of the Installation Date, as between Lessee and Lessor, Lessee shall have unconditionally accepted such Unit.  On any Installation Date, Lessee and the Permitted Sublessee will execute and deliver an Acceptance Certificate, substantially in the form attached hereto as Exhibit B, with respect to each Unit then being installed, which Acceptance Certificate shall constitute conclusive evidence of the foregoing. Lessee shall execute a final Acceptance Certificate if requested for Equipment that is delivered on multiple Installation Dates.  Lessee hereby authorizes Lessor to complete the Unit’s serial number and/or Installation Date on Lessee’s behalf if an Acceptance Certificate has been returned incomplete. In the event Lessee or a Permitted Sublessee rejects any of the Equipment for any reason, Lessor shall assign to Lessee all of Lessor’s interest therein and Lessee or a Permitted Sublessee shall reimburse and indemnify Lessor for any reasonable, out-of-pocket costs, expenses, fees, charges or other items incurred by Lessor in connection therewith.

5.      WARRANTIES; DISCLAIMER OF WARRANTIES:

5.1                 Lessor warrants that so long as no Event of Default (as defined in Section 9 hereof) has occurred and is continuing hereunder, (i) Lessee and each Permitted Sublessee shall have the right of quiet and peaceful use, possession and enjoyment of the Equipment, subject to and in accordance with the provisions of this Master Lease, and (ii) notwithstanding any assignment, transfer, or grant of security interest by Lessor, neither Lessor nor any Assignee (as hereinafter defined) shall interfere with Lessee’s or any Permitted Sublessee’s right of quiet enjoyment of the Equipment.

5.2                 LESSOR MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY OR ITS FITNESS OR CAPACITY OR DURABILITY FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE EQUIPMENT OR CONFORMITY OF THE EQUIPMENT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER OR ORDERS RELATING THERETO, AND LESSOR EXPRESSLY DISCLAIMS THE SAME, AND, AS TO LESSOR, LESSEE LEASES THE EQUIPMENT “AS IS”. LESSOR SHALL HAVE NO LIABILITY TO LESSEE FOR ANY CLAIM, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY BY THE EQUIPMENT, OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN, BY ANY INCIDENT WHATSOEVER IN CONNECTION THEREWITH, ARISING IN STRICT LIABILITY, NEGLIGENCE OR OTHERWISE.  Notwithstanding the foregoing, provided no Event of Default shall have occurred and is continuing hereunder, Lessee shall be entitled to the benefit of any applicable manufacturer’s warranties and such warranties are hereby assigned by Lessor for the benefit of Lessee, to the extent held by Lessor and to the extent assignable.  Lessee acknowledges that the Equipment was ordered from the supplier by Lessee or a Permitted Sublessee, and either (a) Lessee received a copy of the contract by which the Equipment was acquired, or (b) Lessor has informed Lessee in writing of (i) the identity of the supplier, (ii) that Lessee may have rights under said contract and may be entitled, under the version of Uniform Commercial Code Article 2A (“UCC 2A”) as in effect in the state specified in Section 29, to the benefit of warranties provided to Lessor by such supplier, and (iii) that Lessee may and should contact the supplier to receive an accurate and complete description of such rights including any disclaimers or limitations on them or of the remedies thereunder. Lessee makes this acknowledgment so that such each Schedule shall qualify as and be a “finance lease” under UCC 2A.

6.      LIENS; TAXES:

6.1                 Lessee shall not directly or indirectly create, incur, assume or suffer to exist any mortgage, lien, security interest, charge, encumbrance or claim (each a “Lien”) on or with respect to this Master Lease or any Schedule, the Equipment, title thereto or any interest therein except a Lien contemplated under the Multiparty Agreement or the Senior Credit Agreement or created by Lessor or Assignee, and Lessee shall immediately at its own expense take all actions as may be necessary to discharge any Lien not permitted hereby.

6.2                 Subject to the Supplemental Terms Rider, Lessee or a Permitted Sublessee shall file and pay all income, ad valorem, value added, leasing, leasing use, stamp or other taxes, levies, imposts, duties, charges or withholdings of any nature arising out of the transactions contemplated herein and imposed against Lessor, Lessee, or the Equipment by any federal, state, local, or foreign government or taxing authority upon or with respect to the Equipment or upon the sale, purchase, ownership, delivery, leasing, possession, use, operation, return or other disposition thereof, or upon the Rent, receipts or earnings arising therefrom, or upon or with respect to this Master Lease (“Impositions”), excluding, however, Impositions on, or measured solely by, the gross or net income of Lessor (other than sales or use taxes) and franchise or similar taxes based on Lessor’s business existence or status (“Excluded Impositions”).  Lessee or a Permitted Sublessee shall reimburse Lessor for all Impositions (other than Excluded Impositions) to the extent paid by Lessor.  Lessee or a Permitted Sublessee shall also reimburse Lessor for all sales or use taxes assessed on Rent, property tax assessed on Equipment, installation, transportation or other services relating to the Equipment to the extent Lessor does not withdraw the same from the Use Tax Account (as defined in the Multiparty Agreement).  In the event Lessee or a Permitted Sublessee either self assesses sales or use tax or is required to pay directly sales tax or use tax or any Imposition relating to any charge made by Lessor to Lessee, Lessee or such Permitted Sublessee promptly shall forward copies of all pertinent returns or audit documents to Lessor.  Lessee shall not report any Equipment as directly assessable to Lessee without the prior consent of Lessor, which consent shall not be unreasonably withheld.  Any penalties, fines, or interest relating to returns to be filed by Lessee or payments to be made by Lessee directly to any taxing authority and later assessed to Lessor shall be paid by Lessee. Lessee or a Permitted Sublessee may contest, in good faith, any Impositions, but such contest shall not relieve Lessee of its indemnification and reimbursement obligations to Lessor hereunder, provided, that Lessor shall reasonably cooperate with the Lessee, at Lessee’s expense, in contesting any such Impositions. All payments and advances made by Lessor on behalf of Lessee shall be added to Lessee’s Rent Balance and shall be reimbursed by Lessee, including but not limited to, all Impositions owed directly by Lessor for which Lessee has responsibility for reimbursement hereunder and all amounts advanced by Lessor to pay Impositions (other than Excluded Impositions) otherwise owed by Lessee.

7.      INDEMNIFICATION:

Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify and hold harmless Lessor, Assignees, and their respective successors, employees, officers and/or agents (herein “Indemnified Persons”), from and against any loss (including any loss of tax benefits or creation of tax liability  arising as a result of an act, omission or misrepresentation of Lessee), liabilities, damages, penalties, claims, suits, out-of-pocket costs and expenses and disbursements at law or in equity, including reasonable attorney’s fees, imposed on, incurred by or asserted against the Indemnified Persons arising out of the leasing, ownership, use, possession, control, maintenance, operation and transportation of the Equipment, including but not limited to, claims for patent, trademark or copyright infringement and claims for property damage, personal injury or wrongful death arising in strict liability or negligence.  All indemnities contained in any section of this Master Lease, including this Section 7, shall survive, unless waived, the expiration or other termination of this Master Lease or any Schedule with respect to acts or events occurring or alleged to occur prior to return of any Unit to Lessor and are expressly made for the benefit of, and shall be enforceable by any or all of the Indemnified Persons.

8.      USE; INSTALLATION; MAINTENANCE; INSPECTION:

8.1                 Lessee shall comply with in all material respects all applicable laws, regulations and orders of any governmental branch or agency which relate to the installation, use, possession or operation of the Equipment, and shall use the Equipment in the regular course of its business only, within its normal capacity, without abuse; provided that compliance by a Permitted Sublessee of the applicable Equipment with its use, installation and maintenance obligations under any agreement between Lessee and a Permitted Sublessee permitted by or contemplated under the Multiparty Agreement (“Permitted Sublease”) shall be deemed to be compliance by Lessee with such obligations under this Section.

8.2                 Lessee or the applicable Permitted Sublessee shall pay or cause to be paid all installation, transportation, rigging, unpacking and repacking, drayage, handling and insurance charges on the Equipment upon delivery to Lessee or the Permitted Sublessee and upon redelivery to Lessor upon the expiration or earlier termination of the Initial Term or any extension thereof, to such destination as is specified by Lessor within the continental United States of America (“Return Location”); provided Lessor hereby agrees that the Return Location shall be no more than 500 miles from the installed location of the Equipment.  Lessee or the applicable Permitted Sublessee pursuant to its Permitted Sublease shall furnish appropriate installation facilities for the Equipment.

8.3                 Lessee or the applicable Permitted Sublessee, at its own expense, shall maintain the Equipment in good operating condition, repair and appearance, and protect the same from deterioration other than normal wear and tear, and shall enter into, and keep in force a maintenance agreement with the manufacturer of the Equipment.  Lessee or the applicable Permitted Sublessee shall cause the manufacturer, or other Lessor authorized warranty maintenance provider, in accordance with the manufacturers standards so as not to void any manufacturer warranty to keep the Equipment in good and efficient working order, less normal wear and tear, in full compliance and in accordance with the provisions of such maintenance agreement and shall furnish evidence of such agreement to Lessor upon request; provided that compliance by the applicable Permitted Sublessee with the maintenance and servicing standards and covenants imposed by the applicable Permitted Sublease shall be deemed to be compliance by Lessee with the foregoing requirements of this Section.

8.4                 Upon prior written notice to Lessee and subject to reasonable security procedures, Lessee shall permit, or use commercially reasonable efforts to cause the applicable Permitted Sublessee to permit, Lessor or its designee to inspect the Equipment, equipment logs and maintenance records; provided that compliance with the inspection rights and access set forth in the applicable Permitted Sublease shall be deemed to be compliance with the requirements of this Section.

9.      DEFAULT:

Subject to the Supplemental Terms Rider, the occurrence of any of the following events hereunder or under any Schedule shall constitute a default by Lessee under this Master Lease (“Event of Default”):

(a)      Lessee shall fail to pay when due any Rent and such failure continues unremedied for a period of three (3) business days;

(b)      Except for defaults covered by Paragraph (a) above, Lessee shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it hereunder or under any Schedule and such failure continues unremedied for thirty (30) days after the earlier of (A) the date on which a responsible officer of Lessee becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Lessee by the Lessor; provided that Lessee shall only be allowed one 30-day grace period in any 12-month period and four 30-day grace periods during the term of this Master Lease, including grace periods extended under clause (g) below;

(c)      Lessee shall have made any representation or warranty herein, or in any document or certificate executed by Lessee incident herein, which is found to have been false in any material respect at the time such representation or warranty was made;

(d)      Lessee shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against Lessee seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any applicable aw relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) Lessee, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) Lessee shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(e)      Lessee shall attempt to remove, sell, transfer, encumber, part with possession or sublet the Equipment or any Unit, except as expressly permitted hereunder or under a Permitted Sublease;

(f)      Lessee shall fail to obtain and maintain the insurance required herein and such failure continues unremedied for thirty (30) days after the earlier of (A) the date on which a responsible officer of Lessee becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Lessee by the Lessor; provided that Lessee shall only be allowed one such 30-day grace period in any 12-month period and only four such 30-day grace periods during the term of this Master Lease, including grace periods extended under clause (b) above;

(g) Lessee shall be in default under any other loan, lease, guaranty, or other financing contract which, if accelerated, would require a payment in excess of $250,000 and any applicable grace period shall have expired;

(h)                 Lessee shall have terminated its corporate, partnership, or limited liability company (as applicable) existence, consolidated with, or merged into, or conveyed or leased substantially all of its assets as an entirety to any person; or if effective voting control of the ownership interests in Lessee is not retained by the present share holders thereof; or

(i)      Lessee shall be in default under that certain Master Equipment Lease between Lessor and Lessee dated on or about October 18, 2011, including any Schedule thereto; or

(j)      the occurrence of any of the following:  (a) Cinedigm Digital Cinema Corp., a Delaware corporation, shall cease to own and control a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock (as defined in the Senior Credit Agreement) of all classes of Voting Stock of Access Digital Cinema Phase 2, Corp., a Delaware corporation, (b) Access Digital Cinema Phase 2, Corp., a Delaware corporation, shall cease to own and control a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of Lessee, (c) Lessee shall cease to own and control a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of Cinedigm Digital Funding 2, LLC, a Delaware limited liability company, or (d) any "change in control" or similar event shall occur under the terms of any Material Digital Cinema Deployment Agreement (as defined in the Senior Credit Agreement) that results in the termination of any Material Digital Cinema Deployment Agreement by the distributor party thereto; provided, that, any of the foregoing which is consented to in advance in writing by the Required Lenders (as defined in the Senior Credit Agreement), in their sole discretion, shall not constitute an Event of Default.

10.                 REMEDIES:

Subject to the Multiparty Agreement, upon the occurrence and during the continuance of any Event of Default, Lessor may, with or without terminating this Master Lease, in its sole discretion, do any one or more of the following:

(a)      proceed by appropriate court action to enforce performance by Lessee of the applicable covenants of this Master Lease or any Schedule;

(b)      declare immediately payable all sums due and to become due hereunder for the full term of any and all Schedules to this Master Lease;

(c)  recover from Lessee damages, not as a penalty, but herein liquidated for all purposes and in an amount equal to Casualty Value defined as the sum of (i) any then accrued charges and unpaid Rent plus interest thereon at the Late Payment Rate, (ii) the present value of all remaining Rent contracted to be paid over the unexpired portion of the Initial Term and Mandatory Renewal Term, if any, discounted at an interest rate (the "Default Rate") equal to the yield to maturity on the  three-year (3 yr) Treasury Note published in the Federal Reserve Banks H.15 report on the applicable Commencement Date plus 325 basis points, plus interest thereon at the Late Payment Rate until paid and any additional break funding costs, (iii) all commercially reasonable out-of-pocket costs and expenses incurred by Lessor in any repossession, recovery, storage, or repair, sale, re-lease or other disposition of the Equipment, including reasonable attorney’s fees and costs incurred in connection therewith or otherwise resulting from Lessee’s default, and (iv) the present value of the fair market in-place residual value of the Equipment as of the expiration of the Initial Term or Mandatory Renewal Term, if any, or any extension thereof (as applicable), determined by Lessor in a commercially reasonable manner (taking into account the present value of all VPF (as defined in the Multiparty Agreement) payments, and other alternate content fees and like amounts payable or reasonably expected to be payable under the applicable Permitted Sublease over the expected life of the Equipment discounted at the Default Rate), in each case, net of all costs, expenses, and other deductions from revenues and earnings provided in Sections 4.4 and 4.5 of the Multiparty Agreement, such determination to be conclusive absent manifest error.  In the event Lessor recovers from Lessee the full measure of damages under this Section 10(c), Lessor shall transfer title to the Equipment to Lessee, on an as-is, where-is basis, without representation or warranty.

(d)      re-lease or sell any or all of the Equipment at a public or private sale, with the privilege of becoming the purchaser or lessee thereof, on such terms and notice as Lessor shall deem reasonable, and thereafter Lessor shall apply the proceeds derived therefrom as follows, Lessee remaining liable for any deficiency: first, to reimburse Lessor for all reasonable out-of-pocket costs and expenses incurred by Lessor in any repossession, recovery, storage, repair, sale, re-lease, or other disposition for the Equipment, including reasonable attorneys' fees, commissions, and brokers' fees, and costs incurred in connection therewith or otherwise resulting from Lessee's default; second, to pay Lessor any amounts owing hereunder; and third, any surplus remaining thereafter to Lessee;

(e)      take possession (by summary proceedings or otherwise) of the Equipment without prejudice to any other remedy or claim referred to herein, subject to any subordination, non-disturbance and attornment agreements with Permitted Sublessees; and

(f)      exercise any other right or remedy which may be available to it under the Uniform Commercial Code or any other applicable law.

Subject to the Multiparty Agreement and any subordination, non-disturbance and attornment agreements with Permitted Sublessees, a termination hereunder shall occur only upon notice by Lessor and only as to such Equipment as Lessor specifically elects to terminate and this Master Lease and all Schedules hereto shall continue in full force and effect as to the remaining Equipment, if any.  No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity.  No express or implied waiver by Lessor of any default shall constitute a waiver of any other default by Lessee or a waiver of any of Lessor’s rights.

11.                 DAMAGE; DESTRUCTION OR LOSS:

11.1 Upon delivery of the Equipment to Lessee or a Permitted Sublessee until the Equipment is redelivered to Lessor, Lessee shall bear the entire risk of loss, damage, or destruction with respect to the Equipment resulting from any cause whatsoever.

11.2                  If any Unit becomes damaged, partially damaged or damaged beyond repair, lost, stolen, destroyed or permanently rendered unfit, or in the event of any condemnation or requisition of title or use of any Unit by any governmental authority (any such occurrence being hereinafter referred to as an “Event of Loss”), then Lessee shall promptly notify Lessor with a loss certificate and shall do either of the following within thirty (30) days after the Lessee  has actual knowledge of the occurrence of an Event of Loss:

(a)       In Lessor’s sole discretion, it shall direct Lessee at Lessee’s own expense to either (i) promptly repair the affected Unit to its original capacity and condition or  (ii) replace the affected Unit with a newer unit of identical make, model, configuration, capacity and condition, in good repair, free and clear of all Liens in which case any such replacement unit shall become the property of Lessor and for all purposes of this Master Lease shall be deemed to be the Unit which it replaced; or

(b)      Terminate the Schedule with respect to the affected Unit and pay to Lessor on the next payment date, an amount equal to the Casualty Value as set forth in Section 10(c); or

(c)      Cause any Permitted Sublessee of any such Unit to replace or repair such Unit in compliance with its obligations under its Permitted Sublease.

12.                 INSURANCE:

Lessee shall, at its expense, insure the Equipment against all risks and in such amounts as Lessor shall reasonably require (but not less than the greater of  (i) the Casualty Value or (ii) full replacement value with carriers reasonably acceptable to Lessor, shall maintain a loss payable endorsement in favor of Lessor and Assignee affording to Lessor and Assignee such additional protection as Lessor and Assignee shall reasonably require, and Lessee shall maintain liability insurance of no less than $1,000,000.00 per occurrence.  All such insurance policies shall name Lessee, Lessor and Assignee as additional insureds and loss payees, and shall provide that insurance coverage shall not be canceled without at least thirty (30) days’ prior written notice to Lessor and Assignee, and that no breach of warranty by Lessee shall invalidate such insurance with respect to any additional insured.  Lessee shall furnish appropriate evidence of such insurance to Lessor and Assignee. In the case Lessee fails to provide adequate insurance as described above, Lessor may obtain insurance on Lessee’s behalf, the cost of which will be immediately reimbursed to Lessor by Lessee.  Lessee shall be deemed to have complied with this Section 12 if the applicable Permitted Sublessee shall be in compliance with its comparable obligations to Lessee under its Permitted Sublease. Notwithstanding anything herein to the contrary, compliance by Lessee with the insurance requirements of the Exhibitor Agreements (as defined in the Senior Credit Agreement) shall constitute compliance with the insurance requirements under this Master Lease.

13.                 SURRENDER OF EQUIPMENT:

Upon the expiration or earlier termination of any Schedule with respect to any Unit, Lessee shall, unless Lessee has paid Lessor in cash the Casualty Value of the Unit plus any accrued Rent and any other payments due, at Lessee’s expense, deinstall, repackage and return the Equipment to Lessor to the Return Location, in the condition described in Section 8 hereof within ten (10) calendar days and failure to do so shall be deemed an Event of Loss as defined in Section 11.2.  Lessee shall arrange and pay for all such repairs and work required as to any Unit in order to comply with the requirements of Section 8 hereof.  Lessee shall bear the risk of damage or loss until delivery of the Equipment to the Return Location.

14.                 ASSIGNMENT BY LESSOR:

LESSOR MAY ASSIGN OR TRANSFER THIS MASTER LEASE OR ANY SCHEDULE HERETO OR LESSOR’S INTEREST IN THE EQUIPMENT OR GRANT A SECURITY INTEREST THEREIN TO ONE OR MORE ASSIGNEES AS PROVIDED IN THE MULTIPARTY AGREEMENT OR WITH THE PRIOR WRITTEN CONSENT OF LESSEE (UNLESS AN EVENT OF DEFAULT SHALL HAVE OCCURRED AND BE CONTINUING), WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD.  Unless otherwise agreed in writing, (a) any Assignee of Lessor shall have all of the rights, and none of the obligations, of Lessor that arise on or after the time the assignment becomes effective other than the obligation to permit quiet enjoyment of the Equipment pursuant to the terms of this Master Lease, (b) any Assignee of Lessor shall have none of the obligations of Lessor that arose prior to the time the assignment becomes effective, (c) no assignment shall relieve Lessor from any of its obligations, and (d) Lessee agrees that it will not assert against any Assignee any defense, counterclaim or offset that Lessee may have against Lessor arising from the acts or omissions of Lessor before such assignment becomes effective, or arising from acts or omissions of Lessor after such assignment becomes effective other than, except in the  case of a collateral assignment by Lessor as security for its financing relating to the purchase of Equipment (and subsequent collateral assignments by its lender and any foreclosures or transfers in lieu of foreclosure in connection with any of the foregoing) for a breach by Lessor of the obligation to permit quiet enjoyment of the Equipment pursuant to the terms of this Master Lease.  Lessee shall have no greater obligations to any Assignee than it had to Lessor at the time of assignment, and such assignment shall not limit or otherwise restrict the rights afforded Lessee hereunder. Lessee hereby agrees to promptly execute and deliver, or use commercially reasonable efforts to cause the applicable Permitted Sublessee to execute and deliver, such further acknowledgments, agreements and other instruments as may be reasonably requested by Lessor or Assignee to effect such assignments and/or grants from time-to-time as each Schedule is executed.  Lessee acknowledges that any assignment or transfer by Lessor made in accordance with the provisions of this Section shall not change Lessee’s duties or obligations under this Master Lease or any Schedules nor increase the burdens or risks imposed on Lessee.  In the event of an assignment, all references herein to Lessor shall include Assignee.

15.                 ASSIGNMENT OR SUBLEASE BY LESSEE; PERMITTED SUBLEASES:

LESSEE SHALL NOT, EXCEPT AS PROVIDED IN THE MULTIPARTY AGREEMENT, ASSIGN OR IN ANY WAY DISPOSE OF ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THIS MASTER LEASE OR ANY SCHEDULES OR ENTER INTO ANY SUBLEASE OF ALL OR ANY UNIT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD.

Notwithstanding the foregoing, Lessee may enter into subleases or licenses of its rights in the Equipment with Exhibitors (as defined in the Multiparty Agreement; hereunder, “Permitted Sublessees”)  pursuant to Exhibitor Agreements (hereunder, “Permitted Subleases”).

As to any assignment or sublease permitted hereunder, the following additional conditions shall apply:

(a)      Equipment shall not be relocated outside of the United States of America;

(b)      Lessee shall give to Lessor prior written notice of the location of the Equipment and the identity of the lessee thereof (“Subsequent Lessee”) thirty (30) days prior to installation of the Equipment at Subsequent Lessee’s location;

(c)      No sublease or assignment shall in any way discharge or diminish any of Lessee’s obligations to Lessor under the Master Lease or any Schedule thereto; and

(d)      Any sublease or assignment shall be expressly subject and subordinate to the terms and conditions of this Master Lease and the applicable Schedule, the terms and conditions thereof shall be subject to Lessor’s reasonable approval (Permitted Sublessees being deemed approved), and Lessee shall assign its rights thereunder to Lessor and Assignee as additional collateral and security for the performance of Lessee’s obligations hereunder.

16.                 RELOCATION:

Except as otherwise permitted under the Permitted Subleases, Lessee shall not move or permit to be moved any Equipment from the Equipment Location without the prior written consent of Lessor, which consent shall not be unreasonably withheld; provided, however, in no event shall any Equipment be moved to a location outside the United States of America.  Risk of loss and all costs and expenses incurred in connection with any movement of Equipment including any costs incurred by Lessor to preserve its security interest or title in the equipment, shall be the responsibility of Lessee.

17.                 ALTERATIONS AND MODIFICATIONS:

Except as otherwise permitted under the Permitted Subleases, Lessee shall not make modifications, alterations or additions to Equipment (other than normal operating accessories or controls) without the prior written consent of Lessor, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Lessee shall be entitled to acquire and install, at Lessee’s expense, such additional features or options (“Modifications”) which (i) will not impair the originally intended function or use of the Equipment in which the Modifications are installed, (ii) will not require removal of any part of the Equipment, (iii) will not interfere with Lessee’s ability to obtain and maintain the maintenance contract required by Section 8.3, and (iv) the addition of which will not have an adverse impact upon the value of the underlying Equipment or Lessor’s rights therein.  Except as otherwise permitted under the Permitted Subleases, such Modifications shall be of the type which are readily installed and removed without damage to the Equipment so as to restore the Equipment to the condition in which it existed prior to the installation of such Modifications; provided, however, that if Lessor so agrees in writing, Lessee shall not be required to remove such Modifications.  Any Modifications not so removed shall become the property of Lessor.  All Modifications must be maintained in accordance with Section 8 hereof.

18.                 REPRESENTATIONS AND WARRANTIES OF LESSEE:

Lessee will provide as of the Effective Date: (i) an Incumbency Certificate or other document identifying the signatures and establishing the authority of the signers of the lease documents, and (ii) an opinion of counsel in form and substance reasonably satisfactory to Lessor.

Lessee represents and warrants for the benefit of Lessor and any Assignee, that as of the time of execution and delivery of this Master Lease and each Schedule:

(a)      Lessee (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is in good standing in each jurisdiction where the Equipment will be located, except where the failure to be in good standing would not, in the aggregate, have a material adverse effect on the business or financial condition of Lessee or ability of Lessee to satisfy its obligations hereunder (a “Material Adverse Effect”), and (iii) has adequate limited liability company power to enter into and perform this Master Lease and each Schedule;

(b)      This Master Lease and each Schedule have been duly authorized, executed and delivered by Lessee and constitute a valid, legal and binding agreement of Lessee, enforceable in accordance with their terms, subject to enforcement limitations imposed by state or federal laws generally affecting the rights of creditors and general equitable principles;

(c)      Subject to Section 6.1 of this Master Lease, the execution and delivery of and the performance by Lessee of its obligations under this Master Lease and each Schedule will not violate any judgment, order, law or governmental regulation applicable to Lessee or any provision of Lessee’s articles of incorporation, by-laws or other organizational documents or result in any breach of or constitute a default under any instrument or agreement to which Lessee is a party or by which Lessee or its assets may be bound or result in the creation of any Lien, except as contemplated herein or as would not, in the aggregate, have a Material Adverse Effect;

(d)      There are no pending actions or proceedings to which Lessee is a party, and there are no other pending or threatened actions or proceedings of which Lessee has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. Lessee is not in default under any obligation for borrowed money that would constitute an Event of Default hereunder;

(e)                 Under all applicable laws, the Equipment consists solely of personal property and not fixtures;

(f)      The financial statements of Lessee (copies of which have been furnished to Lessor) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), and fairly present in all material respects Lessee’s financial condition and the results of its operations as of the date of and for the periods covered by such statements, and since the date of such statements there has been no material adverse change in such conditions or operations that would, in the aggregate, have a Material Adverse Effect; and

(g)                 Lessee is not a tax exempt entity under the Internal Revenue Code of 1986 as amended.

19.                 NOTICES:

Any notices required or other communications required or expressly authorized to be made by this Master Lease shall be transmitted by registered or certified mail or other form of expedited delivery which requires the signature or acknowledgment of the receiving party.  All such notices shall be issued to the addresses of the parties set forth above, or to such other address as a party may hereafter specify by written notice given in accordance with the requirements of this Section, and shall be deemed given on the earlier of the date received and five (5) business days after the date notice is issued.

20.                 SOFTWARE:

Lessee and Lessor acknowledge that the Equipment may contain or include a description of certain software (“Software”) in which Lessor and Lessee have no ownership or other proprietary rights.  Where required by the Software owner, manufacturer or distributor, Lessee shall enter into a license or other agreement for the use of such Software.  Any Software agreement shall be separate and distinct from this Master Lease and any Schedule, and Lessor and Assignee shall not have any obligations thereunder, but shall have the right to require Lessee to terminate Lessee’s use of the Software if an Event of Default shall occur and shall be continuing hereunder.  In the event Rent specified in a Schedule includes an amount attributable to the financing by Lessor of Lessee’s fee for use of Software, Lessee agrees that such amount shall be deemed Rent and subject to all the provisions of this Master Lease. In the event Lessor has advanced the cost of Software and Lessee has surrendered Equipment to Lessor as described in Section 13, Lessor at its option has the right to take assignment of Lessee’s rights under such software agreements  if loss of Software affects the fair market value of the Equipment.

21.                 LESSOR’S RIGHT TO CURE:

If Lessee fails to perform any obligations hereunder, then Lessor, in addition to all of its rights and remedies hereunder, may perform the same, but shall not be obligated to do so, at the cost and expense of Lessee.  In such event, Lessee shall promptly reimburse Lessor for any such costs and expenses incurred by Lessor together with interest thereon at the Late Payment Rate from the date incurred to the date reimbursement is made.  All payments and advances made by Lessor shall be deemed Rent.

22.                 INFORMATION:

Subject to the Supplemental Terms Rider, during the term of this Master Lease, Lessee covenants and agrees as follows:

(a)      Lessee shall provide Lessor prompt notice of the occurrence of any Event of Default or event which, with the passage of time or giving of notice, would be an Event of Default.

(b)      Lessee will promptly execute and deliver to Lessor such further documents, instruments and assurances and take such further action as Lessor from time to time may reasonably request in order to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created in favor of Lessor under the Lease.

23.                 APPOINTMENT OF COLLATERAL AGENT:

23.1                 Appointment and Duties of Collateral Agent.  (a)  Lessor, on behalf of itself and any Assignee of Lessor, and each Assignee of Lessor (by its acceptance of the benefits of this Master Lease) (collectively referred to in this Section 23, as "Lessor") hereby irrevocably appoints Société Générale, New York Branch ("SG") (together with any successor collateral agent pursuant to Section 23.9 below) as the collateral agent (the "Collateral Agent") hereunder and under the other CHG Lease

Facility Documents (such term as used herein shall have the meaning ascribed to it in the Multiparty Agreement) and authorizes the Collateral Agent to (i) execute and deliver the CHG Lease Facility Documents to which it is a party and accept delivery thereof on its behalf from Lessee or any other grantor under the CHG Lease Security Documents (as defined in the Multiparty Agreement) (collectively, the "Grantors"), (ii) take such action on its behalf and exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such CHG Lease Facility Documents, (iii) act as collateral agent for Lessor for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the collateral securing this Master Lease (the "Collateral"), (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the CHG Lease Facility Documents, (vi) except as may be otherwise specified in any CHG Lease Facility Document (including the Multiparty Agreement), exercise all remedies given to the Collateral Agent and the Lessor with respect to the Collateral, whether under the CHG Lease Facility Documents, applicable law or otherwise (vii) execute any amendment, consent or waiver under the CHG Lease Facility Documents to which the Collateral Agent is a party on behalf of Lessor to the extent Lessor has consented in writing to such amendment, consent or waiver, and (viii) exercise such powers as are reasonably incidental thereto.

(b)      Limited Duties.  Under the CHG Lease Facility Documents, the Collateral Agent (i) is acting solely on behalf of the Lessor, with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Collateral Agent" or the terms "agent" and "collateral agent" and similar terms in any CHG Lease Facility Document to refer to the Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any CHG Lease Facility Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for Lessor and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any CHG Lease Facility Document, and Lessor hereby waives and agrees not to assert any claim against the Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

23.2                 Binding Effect.  Lessor agrees that (i) any action taken by the Collateral Agent in accordance with the provisions of the CHG Lease Facility Documents, (ii) any action taken by the Collateral Agent in reliance upon the instructions of Lessor and (iii) the exercise by the Collateral Agent or the Lessor of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon Lessor.

23.3                 Use of Discretion.

(a)  No Action without Instructions.  The Collateral Agent shall not be required to exercise any discretion or take, or omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under the CHG Lease Facility Documents or (ii) pursuant to instructions from the Lessor.

(b)      Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Collateral Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Collateral Agent receives an indemnification satisfactory to it from the Lessor against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Collateral Agent or any Related Person thereof or (ii) that is, in the opinion of the Collateral Agent or its counsel, contrary to any CHG Lease Facility Document or applicable Requirement of Law.

23.4                 Delegation of Rights and Duties.  The Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any CHG Lease Facility Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including the Lessor).  Any such Person shall benefit from this Section 23 to the extent provided by the Collateral Agent.

23.5                 Reliance and Liability.  (a)  The Collateral Agent may, without incurring any liability hereunder, (i) consult with any of its affiliates, directors, officers, employees, agents, counsel, accountants or other advisors (each, a "Related Person") and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Lessee) and (ii) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)      Neither the Collateral Agent nor any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any CHG Lease Facility Document, and Lessor and Lessee hereby waives and shall not assert (and Lessee shall cause each other Grantor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Collateral Agent:

(i)      shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Lessor or for the actions or omissions of any of its Related Persons;

(ii)      shall not be responsible to Lessor the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any CHG Lease Facility Document;

(iii)      makes no warranty or representation, and shall not be responsible, to Lessor for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, any person acting under Section 23.4, Lessee or any other Grantor in connection with any CHG Lease Facility Document or any transaction contemplated therein or any other document or information with respect to any Grantor, whether or not transmitted or (except for documents expressly required under any CHG Lease Facility Document to be transmitted to Lessor) omitted to be transmitted by the Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Collateral Agent in connection with the CHG Lease Facility Documents; and

(iv)                 shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any CHG Lease Facility Document, whether any condition set forth in any CHG Lease Facility Document is satisfied or waived, as to the financial condition of any Grantor or as to the existence or continuation or possible occurrence or continuation of any default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice clearly labeled "notice of default" from Lessor describing such default or Event of Default;

and, for each of the items set forth in clauses (i) through (iv) above, Lessor and Lessee each waives and agrees not to assert (and Lessee shall cause each other Grantor to waive and agree not to assert) any right, claim or cause of action it might have against the Collateral Agent based thereon.

23.6                 Collateral Agent Individually; Waiver of Conflicts; Removal of Collateral Agent.  (a)  The Collateral Agent and its affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Lessor, Lessee, any other Grantor or affiliate thereof as though it were not acting as the Collateral Agent and may receive separate fees and other payments therefor.  To the extent the Collateral Agent or any of its affiliates becomes a Assignee of Lessor hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities, pursuant to Section 14 hereof, as any other Assignee and any similar terms shall, except where otherwise expressly provided in any CHG Lease Facility Document, include, without limitation, the Collateral Agent or its affiliate, as the case may be, in its individual capacity as Assignee.

(b)      Lessor waives any and all conflicts of interest SG may have in its capacity as Collateral Agent.  Lessor acknowledges and consents to SG serving in other capacities in related transactions and hereby waives any conflicts related thereto.

(c)      Lessor may remove the Collateral Agent at any time by delivering notice of such removal to the Collateral Agent and Lessee, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is 30 days after such notice is given.  Upon removal, the removed Collateral Agent shall be discharged from its duties and obligations under the CHG Lease Facility Documents, and the Lessor shall assume and perform all of the rights and duties of the Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder (which successor Collateral Agent shall be subject to the prior written consent of Lessee, which may not be unreasonably withheld but shall not be required during the continuance of a default or Event of Default); provided that subject to its rights under Section 23.3, the removed Collateral Agent shall take such action as may be reasonably necessary to assign to the Lessor or any successor Collateral Agent its rights and Liens as Collateral Agent under the CHG Lease Facility Documents.

23.7                 Lessor Credit Decision.  Lessor acknowledges that it shall, independently and without reliance upon the Collateral Agent or any of its Related Persons or upon any document solely or in part because such document was transmitted by the Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Lessee and each Grantor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any CHG Lease Facility Document or with respect to any transaction contemplated in any CHG Lease Facility Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any CHG Lease Facility Document to be transmitted by the Collateral Agent to the Lessor, the Collateral Agent shall have no duty or responsibility to provide Lessor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Lessee or any Grantor or any affiliate of any Grantor that may come in to the possession of the Collateral Agent or any of its Related Persons.

23.8                 Expenses; Indemnities.  (a)  Lessor agrees to reimburse the Collateral Agent and each of its respective Related Persons (to the extent not reimbursed by Lessee or any Grantor) promptly upon demand for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, any Grantor) that may be incurred by the Collateral Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any CHG Lease Facility Document.

(b)      Lessor further agrees to indemnify the Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Grantor), from and against all claims, judgments, damages, losses, liabilities, obligations, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursement and expenses (including legal fees), in each case, of any kind or nature (collectively, the "Liabilities") (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of Lessor) that may be imposed on, incurred by or asserted against the Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any CHG Lease Facility Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Collateral Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that Lessor shall not be liable to the Collateral Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

23.9                 Resignation of Collateral Agent.  (a)  The Collateral Agent may resign at any time by delivering not less than 15 days prior notice of such resignation to the Lessor and the Lessee, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is 30 days after such notice is given.  If the Collateral Agent delivers any such notice, the Lessor shall have the right to appoint a successor Collateral Agent.  Each appointment under this clause (a) shall be subject to the prior written consent of Lessee, which may not be unreasonably withheld but shall not be required during the continuance of a default or Event of Default.

(b)      Effective immediately upon its resignation and the assignment of Liens in favor of the successor Collateral Agent or otherwise for the benefit of the Lessor, (i) the retiring Collateral Agent shall be discharged from its duties and obligations under the CHG Lease Facility Documents, (ii) Lessor shall assume and perform all of the rights and duties of the Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any CHG Lease Facility Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the CHG Lease Facility Documents and (iv) subject to its rights under Section 23.3, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights and Liens as Collateral Agent under the CHG Lease Facility Documents.  Effective immediately upon its acceptance of a valid appointment as Collateral Agent and the assignment of Liens from the retiring Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the CHG Lease Facility Documents.

23.10                 Deemed Instructions.  Notwithstanding anything to the contrary herein or in the CHG Lease Security Documents (as defined in the Multiparty Agreement), any instructions relating to the Collateral provided to the Senior Collateral Agent (as defined in the Multiparty Agreement) by the Senior Creditors (as defined in the Multiparty Agreement) in accordance with the Multiparty Agreement in connection with the exercise of their rights and remedies under the Senior Credit Documents (as defined in the Multiparty Agreement) is deemed to be an instruction by the Lessor to the Collateral Agent with respect to the Collateral.

24.                 COUNTERPARTS; FINANCING STATEMENTS; POWER OF ATTORNEY:

24.1                  No executed original of this Master Lease or any Schedule shall be deemed to be an “original” for the purposes of perfection of a security interest therein under the Uniform Commercial Code in effect in any applicable jurisdiction, and no security interest may be created or perfected by possession or transfer of any original or counterpart of this Master Lease or Schedule.  Lessee acknowledges that Lessor has or will assign and grant a security interest in this Master Lease and each Schedule to Borrower as provided in the Multiparty Agreement.

24.2 Lessee agrees to execute, deliver and file any and all instruments reasonably requested by Lessor to perfect the interest of Lessor, its successors or assigns in this Master Lease, any Schedule, the payments due hereunder or the Equipment.  Lessee authorizes Lessor, at Lessee’s expense, to file a copy of this Master Lease or any Schedule as a financing statement.

24.3 Lessee hereby appoints Lessor as its agent and attorney-in-fact to execute, deliver, file and record (a) any and all Uniform Commercial Code Financing Statements and Statements of Amendment as are reasonably deemed necessary or desirable by Lessor or any Assignee, regardless whether for precautionary filing purposes, to indicate the interest of Lessor or any Assignee in this Schedule, the Equipment and any proceeds thereof, and (b) any documents or instruments respecting realization on insurance or any other proceeds of the Equipment.

25.                 ATTORNEY’S FEES:

In the event of any action at law or in equity in relation to this Master Lease or any Schedule, the prevailing party shall be entitled to recover its reasonable out-of-pocket attorney’s fees and costs.

26.                 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS:

All representations, warranties, indemnities and covenants of Lessee contained in this Master Lease or any other document or certificate delivered pursuant hereto or thereto shall continue in full force and effect and shall survive notwithstanding the expiration or earlier termination of this Master Lease in any manner whatsoever.

27.                 EFFECT OF WAIVER:

The failure or delay of Lessor in exercising any rights granted hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided herein.

28.                 GOVERNING LAW:

This Master Lease and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

29.                 JURISDICTION:

29.1                 Submission to Jurisdiction.  Any legal action or proceeding with respect to this Master Lease may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Master Lease, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

29.2                 Service of Process.  Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with this Master Lease by any means permitted by applicable law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each party hereto specified in the first paragraph hereof (and shall be effective when such mailing shall be effective, as provided therein).  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

29.3                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 29.3 shall affect the right of any party hereto to serve process in any other manner permitted by applicable law or the right of any party hereto to commence legal proceedings or otherwise proceed against any party hereto, or any of the Equipment in any other jurisdiction.

29.4                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS MASTER LEASE OR THE TRANSACTIONS CONTEMPLATED HEREIN OR RELATED HERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MASTER LEASE BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 29.4.

30.                 HEADINGS:

Section headings are inserted for convenience only and shall not affect any interpretation of this Master Lease.

31.                 ENTIRE AGREEMENT; SUPPLEMENTAL TERMS RIDER; MULTIPARTY AGREEMENT; MODIFICATION; BINDING EFFECT:

(a)      There are no agreements or understandings, oral or written, between Lessor and Lessee with respect to the Equipment, other than as set forth herein and in the Supplemental Terms Rider hereto, the Multiparty Agreement and the documents referred to therein, the agreements referenced in the Multiparty Agreement and each Schedule, and this Master Lease supersedes any commitment letter, proposal letter, or other writing or agreement previously issued or entered into by Lessor with respect to Lessee and the Equipment.  This Master Lease, each Schedule, the Multiparty Agreement and the documents referred to therein contain the entire agreement between Lessee and Lessor with respect to the subject matter hereof; provided that in the event of a conflict between the terms of this Master Lease or any Schedule, on the one hand, and those of the Multiparty Agreement, on the other hand, the terms of the Multiparty Agreement shall govern. As to any contradiction between the terms of this Master Lease, on the one hand, and the terms of the Supplemental Terms Rider, on the other hand, the terms of the Supplemental Terms Rider shall control. Neither the Master Lease nor any Schedule may be altered, modified, terminated or discharged except by a writing signed by the party against whom enforcement of such alteration, modification, termination or discharge is sought.  This Master Lease and each Schedule shall be binding upon and shall inure to the benefit of Lessor, Lessee and their respective successors and assigns.

(b) Any provision of this Master Lease being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Master Lease or any part of such provision in any other jurisdiction.

(c) The representations, warranties and covenants of Lessee herein shall be deemed to be continuing and to survive the execution and delivery of this Master Lease and each Schedule. Each execution by Lessee of a Schedule shall be deemed a reaffirmation that (i) the representations and warranties of Lessee set forth herein are true and correct in all material respects on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties were true and correct as of such specified earlier date and (ii) no Event of Default has occurred and is continuing. With respect to each Schedule, the obligations of Lessee under this Master Lease (as incorporated therein) which have accrued but not been fully satisfied, performed or complied with prior to the cancellation or termination of such Schedule, shall survive the cancellation or termination thereof to the extent necessary for the full and complete performance of such obligations.

32.  MULTIPARTY AGREEMENT.  Notwithstanding anything in this Master Lease to the contrary, the terms of this Master Lease and any Schedule hereto are subject and subordinate in all respects to the terms of the Multiparty Agreement.  Without limiting the foregoing, any payment that is not made as of when due under this Master Lease as a result of the operation of the Multiparty Agreement will be deemed not to be a default hereunder.

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LESSOR: CHG-MERIDIAN U.S. FINANCE, LTD.		LESSEE: CDF2 HOLDINGS, LLC
By:	/s/ John P. Sandoval	By:	/s/ Gary S. Loffredo

Name:	John P. Sandoval	Name:	Gary S. Loffredo

Title:	Executive Vice President	Title:	President

Date:	10/18/11	Date:	10/18/11

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Master Equipment Lease No. 8465

Exhibit A
Equipment Lease Schedule

[To be attached]

Exhibit A

Exhibit B

ACCEPTANCE CERTIFICATE NO. _____ OF ____________
FOR EQUIPMENT LEASE SCHEDULE NO._____
TO MASTER EQUIPMENT LEASE NO. __________ DATED AS OF ___________, ____
BETWEEN CHG-MERIDIAN U.S. FINANCE, LTD. (“LESSOR”)
AND CDF2 HOLDINGS, LLC (“LESSEE”)

PERMITTED SUBLESSEE:

_____________________________
_____________________________
_____________________________

Pursuant to the above referenced Schedule and Master Lease, Lessee hereby certifies that the Units of Equipment described in the Schedule and below have been delivered and installed at the location of Lessee or Permitted Sublessee described herein, have been inspected by authorized representatives of Lessee, have been found to be in good repair, condition and working order and are accepted by Lessee as Equipment under the Schedule on the Installation Date(s) set forth below.  On or as of the date set forth below as the Date of Installation/Acceptance, the applicable Permitted Sublessee (i) has executed and delivered a Certificate of Acceptance under its Permitted Sublease, which Permitted Sublessee Certificate of Acceptance is attached hereto or (ii) has been deemed to have accepted such Units pursuant to the terms of the applicable Permitted Sublease; provided that, if later, the Date of Installation/Acceptance shall be the date of purchase of the Equipment by Lessor, as buyer, from Lessee, as seller, under the applicable Sale and Leaseback Agreement.

Screen Number	Projector Type	Projector Serial Number	Server Type	Server Serial Number	Location – Theater Name and Address	Installation Date

Exhibit B
1

LESSEE: CDF2 HOLDINGS, LLC
BY:

NAME:

TITLE:

DATE:

Exhibit B
2

SUPPLEMENTAL TERMS RIDER
TO MASTER EQUIPMENT LEASE NO. 8465

This Supplemental Terms Rider (“Rider”) amends and is incorporated into that certain Master Equipment Lease No. 8465 dated as of October 18, 2011 (the “Lease”) between CHG-MERIDIAN U.S. FINANCE, LTD (“Lessor’) and CDF2 HOLDINGS, LLC, a Delaware limited liability company (“Lessee”).

In addition to the terms and conditions set forth the Lease and the Schedules thereto, the following terms shall be deemed included in and a part of the Lease.  As to any contradiction between the terms of this Rider and those of the Lease or any schedule thereto, the terms of this Rider shall control.

1.           All payments of Rent, Impositions and other amounts payable pursuant to the terms of the Lease shall be payable as provided in the Multiparty Agreement, including without limitation the provisions of Sections 4.4 and 4.5 thereof.

2.           Lessor hereby directs Lessee, effective, so long as any CDF2 Loan Obligations (as defined in the Multiparty Agreement) are outstanding, to make payment of all Rent to Cinedigm Digital Funding 2, LLC, for application against the CDF2 Loan Obligations pursuant to the Multiparty Agreement and the CDF2 Loan Documents (as defined in the Multiparty Agreement).  Upon payment in full of the CDF2 Loan Obligations, Lessee shall make payment of all Rent hereunder to Lessor, subject to the terms of the Multiparty Agreement.

3.           As a condition precedent to any funding by Lessor under the Lease with respect to the acquisition of any Equipment, Lessor shall have received evidence reasonably satisfactory to it that all conditions to funding of the associated Senior Obligations (as defined in the Multiparty Agreement) sufficient for the acquisition of such Equipment have been or will concurrently be satisfied (or duly waived), including without limitation the release of liens required under clause (u) of Schedule 3.2 to the Senior Credit Agreement (as defined in the Multiparty Agreement) and the acceptance of the terms and conditions by Lessor and the Senior Administrative Agent (as defined in the Multiparty Agreement) of the applicable Exhibitor Approval Schedule (as defined in the Senior Credit Agreement).

4.           Lessee hereby acknowledges and agrees that the exercise by any Permitted Sublessee of its right to purchase any of the Equipment pursuant to its Permitted Sublease may be effected only if and to the extent Lessee is permitted to exercise at such time its purchase option under the Lease as to such Equipment and only if Lessee does exercise such purchase option in compliance with the terms of the Lease.

5.           One or more of the following events listed on Annex I hereto shall constitute a "Senior Credit Agreement Tier 1 Event of Default".  Lessee and Lessor agree that any Senior Credit Agreement Tier 1 Event of Default shall be an Event of Default.

6.           One or more of the following events listed on Annex II hereto shall constitute a "Senior Credit Agreement Tier 2 Event of Default". Lessee and Lessor agree that any Senior Credit Agreement Tier 2 Event of Default shall be an Event of Default.

1

7.           One or more of the following events listed on Annex III hereto shall constitute a "Senior Credit Agreement Tier 3 Event of Default". Lessee and Lessor agree that any Senior Credit Agreement Tier 3 Event of Default that remains unremedied for 30 days after the occurrence thereof shall be an Event of Default.

8.           Lessee and Lessor agree that it shall be an Event of Default if Section 7.9 (Use of Proceeds), or any comparable provision, of the Senior Credit Agreement shall be amended to permit the use of Senior Loans for any purpose other than the acquisition of Equipment and purposes incidental thereto as contemplated by the Senior Credit Agreement as in effect on the date hereof..

9.           Lessee and Lessor agree that it shall be an Event of Default if Section 7.12 (Required Hedging), or any comparable provision or defined terms relevant thereto, of the Senior Credit Agreement shall be amended without the consent of Lessor.

10.           Lessee shall pay to Lessor the Lease Administration Fee as provided in the Multiparty Agreement.

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2

Lessee and Lessor have caused this Rider to be executed as of the date of the Lease.

CHG-MERIDIAN U.S. FINANCE, LTD. Lessor		CDF2 HOLDINGS, LLC Lessee
By:	/s/ John P. Sandoval	By:	/s/ Gary S. Loffredo
Name:	John P. Sandoval	Name:	Gary S. Loffredo
Title:	Executive Vice President	Title:	President

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Supplemental Terms Rider to Master Lease

ANNEX I

Senior Credit Agreement Tier 1 Events of Default

For purposes of this Annex I, "Senior Credit Agreement Event of Default" means any "Event of Default" as defined in the Senior Credit Agreement.  One or more of the following events shall constitute a "Senior Credit Agreement Tier 1 Event of Default":

(a)           a Senior Credit Agreement Event of Default described in Section 9.1(a) of the Senior Credit Agreement; or

(b)           a Senior Credit Agreement Event of Default described in Section 9.1(e) of the Senior Credit Agreement; or

(c)           a Senior Credit Agreement Event of Default described in Section 9.1(g)(i) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from the failure of any material provision of the Multiparty Agreement to be valid and binding on, or enforceable against any party thereto) of the Senior Credit Agreement; or

(d)           a Senior Credit Agreement Event of Default described in Section 9.1(o) of the Senior Credit Agreement; or

(e)           a breach by the Lessor of Section 8.2 or Section 8.3 of the Multiparty Agreement.

Annex I

ANNEX II

Senior Credit Agreement Tier 2 Events of Default

For purposes of this Annex II, (i) "Senior Credit Agreement Event of Default" means any "Event of Default" as defined in the Senior Credit Agreement, (ii) "Senior Loan Party" means any "Loan Party" as defined in the Senior Credit Agreement, (iii) "Senior Group Member" means any "Group Member" as defined in the Senior Credit Agreement, and (iv) "CDF2 Loan Agreement" has the meaning set forth in the Multiparty Agreement.  One or more of the following events shall constitute a "Senior Credit Agreement Tier 2 Event of Default":

(a)           a Senior Credit Agreement Event of Default described in Section 9.1(b) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from a representation, warranty or certification made or deemed made under Section 4.5 or Section 4.6 of the Senior Credit Agreement proving to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made); or

(b)           a Senior Credit Agreement Event of Default described in Section 9.1(c) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from the failure of any Senior Loan Party to comply with Section 5.2, Section 5.3, Section 5.4, Section 7.5, Section 7.11, Section 8.1 or Section 8.2 of the Senior Credit Agreement); or

(c)           a Senior Credit Agreement Event of Default described in Section 9.1(f) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from money judgments, orders and decrees that (i) involve an aggregate amount (excluding amounts adequately covered by insurance payable to a Senior Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,000,000 or (ii) would reasonably be expected to have, in the aggregate, a Material Adverse Effect (as defined in the Senior Credit Agreement); or

(d)           a Senior Credit Agreement Event of Default described in Section 9.1(g)(i) or Section 9.1(g)(ii) of the Senior Credit Agreement (other than any such Senior Credit Agreement Event of Default that constitutes a Senior Credit Agreement Tier 1 Event of Default); or

(e)           a Senior Credit Agreement Event of Default described in Section 9.1(h) of the Senior Credit Agreement; or

(f)           a Senior Credit Agreement Event of Default described in Section 9.1(i) thereof (but only in so far as such Senior Credit Agreement Event of Default results in or from the failure of a Distributor (as defined in the Senior Credit Agreement) party to a Material Digital Cinema Deployment Agreement (as defined in the CDF2 Loan Agreement) to pay, when the same becomes due and payable, amounts owing under such Material Digital Cinema Deployment Agreement; or

(g)           a Senior Credit Agreement Event of Default described in Section 9.1(j) thereof (but only in so far as such Senior Credit Agreement Event of Default results in or from the

Annex II

failure of an Exhibitor (as defined in the Senior Credit Agreement) party to a Material Exhibitor Agreement (as defined in the CDF2 Loan Agreement) to pay, when the same becomes due and payable, amounts owing under such Material Exhibitor Agreement); or

(h)           a Senior Credit Agreement Event of Default described in Section 9.1(r) of the Senior Credit Agreement; or

(i)           a breach of Section 8.2 or Section 8.3 of the Multiparty Agreement (other that any such breach that constitutes a Senior Credit Agreement Tier 1 Event of Default).

Annex II

ANNEX III

Senior Credit Agreement Tier 3 Events of Default

For purposes of this Annex III, (i) "Senior Credit Agreement Event of Default" means any "Event of Default" as defined in the Senior Credit Agreement and (ii) "Senior Loan Party" means any "Loan Party" as defined in the Senior Credit Agreement.  One or more of the following events shall constitute a "Senior Credit Agreement Tier 3 Event of Default":

(a)           a Senior Credit Agreement Event of Default described in Section 9.1(b) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from a representation, warranty or certification made or deemed made under Section 4.1(a), Section 4.1(d), Section 4.1(e), Section 4.2, Section 4.4, Section 4.9, Section 4.11, Section 4.15, Section 4.22, Section 4.23, Section 4.24 or Section 4.25 of the Senior Credit Agreement proving to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made); or

(b)           a Senior Credit Agreement Event of Default described in Section 9.1(c) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from the failure of any Senior Loan Party to comply with any of the following covenants in the Senior Credit Agreement: Section 5.1, Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(i), Section 6.1(j), Section 7.1, Section 7.2, Section 7.9, Section 7.10, Section 7.12 through 7.16, Section 7.18, Section 7.19, Sections 8.3 through 8.11 , Section 8.13 or Section 8.16; or

(c)           a Senior Credit Agreement Event of Default described in Section 9.1(d) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default relates to Indebtedness having a principal amount of $1,000,000 or more); or

(d)           a Senior Credit Agreement Event of Default described in Section 9.1(f) of the Senior Credit Agreement (but only in so far as such Senior Credit Agreement Event of Default results from money judgments, orders and decrees that involve an aggregate amount of $1,000,000 - $5,000,000 (excluding amounts adequately covered by insurance payable to a Senior Group Member, to the extent the relevant insurer has not denied coverage therefor); or

(e)           a Senior Credit Agreement Event of Default described in Section 9.1(i) thereof (other than any such Senior Credit Agreement Event of Default that constitutes a Senior Credit Agreement Tier 2 Event of Default); or

(f)           a Senior Credit Agreement Event of Default described in Section 9.1(j) thereof (other than any such Senior Credit Agreement Event of Default that constitutes a Senior Credit Agreement Tier 2 Event of Default); or

(g)           a Senior Credit Agreement Event of Default described in Section 9.1(k) of the Senior Credit Agreement; or

Supplemental Terms Rider to Master Equipment Lease No.8465

(h)           a Senior Credit Agreement Event of Default described in Section 9.1(l) of the Senior Credit Agreement; or

(i)           a Senior Credit Agreement Event of Default described in Section 9.1(p) of the Senior Credit Agreement; or

(j)           a Senior Credit Agreement Event of Default described in Section 9.1(t) of the Senior Credit Agreement.

Supplemental Terms Rider to Master Equipment Lease No.8465